Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-140134, 333-131826,
333-130585, 333-62968, 333-58982, 333-52490 and 333-47764) and S-8 (Nos. 333-136302, 333-127705, 333-106673, 333-118084,
333-63902, 333-52488, 333-43220, 333-94817, and 333-92729) of The TriZetto Group, Inc., of our reports dated February 16, 2007, with respect to the consolidated financial statements and schedule of The TriZetto Group, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The TriZetto Group, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Orange County, California

March 12, 2007